UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2011

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ		07733
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 29, 2011, Vonage Holdings Corp. (the “Company”) entered into a credit agreement (the “2011 Credit Facility”) consisting of an $85 million senior secured term loan and a $35 million revolving credit facility. As detailed below, the interest rate initially will be LIBOR plus 3.5% and will be reduced to LIBOR plus 3.25% if the Company’s consolidated leverage ratio falls below 0.75 to 1.00. The interest rate on the Company’s prior credit agreement was LIBOR plus 8.00%, with a LIBOR floor of 1.75%.

The co-borrowers under the 2011 Credit Facility are the Company and Vonage America Inc., the Company’s wholly owned subsidiary. Obligations under the 2011 Credit Facility are guaranteed, fully and unconditionally, by the Company’s other United States subsidiaries and are secured by substantially all of the assets of each borrower and each guarantor. The lenders under the 2011 Credit Facility are JPMorgan Chase Bank, N.A., RBS Citizens, N.A., Keybank National Association, and Silicon Valley Bank. JPMorgan Chase Bank, N.A. is a party to the agreement as administrative agent and RBS Citizens, N.A. as syndication agent. J.P. Morgan Securities LLC acted as sole bookrunner and J.P. Morgan Securities LLC and RBS Citizens, N.A. as joint lead arrangers.

Use of Proceeds

The Company used $100 million of the net available proceeds of the 2011 Credit Facility, plus approximately $31.0 million of cash on hand, to retire all of the debt under the Company’s prior credit facility, including a $1 million prepayment fee. The Company also incurred approximately $2.7 million of fees in connection with the 2011 Credit Facility, which will be amortized to interest expense over the life of the debt using the effective interest method beginning in the third quarter of 2011.

2011 Credit Facility

The following description summarizes the material terms of the 2011 Credit Facility.

The loans under the 2011 Credit Facility mature in July 2014. Principal amounts under the 2011 Credit Facility are repayable in quarterly installments of approximately $7.0 million per quarter for the senior secured term loan. The unused portion of the revolving credit facility incurs a 0.50% commitment fee.

Amounts outstanding under each of the senior secured term loan and the revolving credit facility, at the Company’s option, will bear interest at:

•

LIBOR (applicable to one-, two-, three- or six-month periods) plus, an applicable margin equal to 3.25% if the Company’s consolidated leverage ratio is less than 0.75 to 1.00, 3.5% if the Company’s consolidated leverage ratio is greater than or equal to 0.75 to 1.00 and less than 1.50 to 1.00, and 3.75% if the Company’s consolidated leverage ratio is greater than or equal to 1.50 to 1.00, payable on the last day of each relevant interest period or, if the interest period is longer than three months, each day that is three months after the first day of the interest period, or,

•

the base rate determined by reference to the highest of (a) the federal funds effective rate from time to time plus 0.50%, (b) the prime rate of JPMorgan Chase Bank, N.A., and (c) the LIBOR rate applicable to one month interest periods plus 1.00%, plus an applicable margin equal to 2.25% if the Company’s consolidated leverage ratio is less than 0.75 to 1.00, 2.5% if the Company’s consolidated leverage ratio is greater than or equal to 0.75 to 1.00 and less than 1.50 to 1.00, and 2.75% if the Company’s consolidated leverage ratio is greater than or equal to 1.50 to 1.00, payable on the last business day of each March, June, September, and December and the maturity date of the 2011 Credit Facility.

The 2011 Credit Facility provides greater flexibility to the Company in funding acquisitions and making restricted payments, such as stock buybacks, than the prior credit facility.

The Company may prepay the 2011 Credit Facility at the Company’s option at any time without premium or penalty. The 2011 Credit Facility is subject to mandatory prepayments in amounts equal to:

•

100% of the net cash proceeds from any non-ordinary course sale or other disposition of the Company’s property and assets for consideration in excess of a certain amount subject to customary reinvestment provisions and certain other exceptions; and

•	100% of the net cash proceeds received in connection with other non-ordinary course transactions, including insurance proceeds not otherwise applied to the relevant insurance loss.

Subject to certain restrictions and exceptions, the 2011 Credit Facility permits the Company to obtain one or more incremental term loans and/or revolving credit facilities in an aggregate principal amount of up to $60 million plus an amount equal to repayments of the senior secured term loan upon providing documentation reasonably satisfactory to the administrative agent and without the consent of the existing lenders under the 2011 Credit Facility.

The 2011 Credit Facility includes customary representations and warranties and affirmative covenants of the borrowers. In addition, the 2011 Credit Facility contains customary negative covenants, including, among other things, restrictions on the ability of the Company and its subsidiaries to consolidate or merge, create liens, incur additional indebtedness, dispose of assets, consummate acquisitions, make investments, and pay dividends and other distributions. The Company must also comply with the following financial covenants:

•	a consolidated leverage ratio of no greater than 2.00 to 1.00;

•	a consolidated fixed coverage charge ratio of no less than 1.75 to 1.00;

•	minimum cash of $25 million including the unused portion of the revolving credit facility; and

•

maximum capital expenditures not to exceed $55 million during any fiscal year, provided that the unused amount of any permitted capital expenditures in any fiscal year may be carried forward to the next following fiscal year, plus a portion of annual excess cash flow up to $8 million.

The 2011 Credit Facility contains customary events of default that may permit acceleration of the debt. During the continuance of a payment default, interest will accrue at a default interest rate of 2% above the interest rate which would otherwise be applicable, in the case of loans, and at a rate equal to the rate applicable to base rate loans plus 2%, in the case of all other amounts.

Additional Information

An affiliate of Jeffrey Citron, the chairman of the Company’s board of directors and one of the Company’s principal stockholders, was a lender under the prior credit facility that was repaid. Because of the interests of Mr. Citron, the 2011 Credit Facility and the transactions contemplated thereby, including repayment of all amounts under the prior credit facility, were approved by the Company’s board of directors (with Mr. Citron abstaining) upon the recommendation of the Company’s audit committee.

The foregoing description of the 2011 Credit Facility is qualified in its entirety by reference to the full text of the 2011 Credit Facility, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

On August 3, 2011, Vonage Holdings Corp. (the “Company”) announced its financial results for the quarter ended June 30, 2011. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

The Company is making references to non-GAAP financial information in both the press release and the referenced conference call. A reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures is contained in the attached press release.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this report is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Credit Agreement, dated as of July 29, 2011 among Vonage Holdings Corp. and Vonage America Inc., as borrowers, various lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, and RBS Citizens, N.A., as Syndication Agent.

99.1*	Press Release issued by Vonage Holdings Corp. on August 3, 2011.

*	This exhibit relating to Item 2.02 shall be deemed to be furnished, and not filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: August 3, 2011	By:	/s/ Barry L. Rowan
Barry L. Rowan
Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer